Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 30, 2025, with respect to the statements of revenues and direct operating expenses attributable to certain mineral and royalty interests of Diamondback Energy, Inc. and several of its subsidiaries, Endeavor Energy Resources, LP, 1979 Royalties, LP and 1979 Royalties GP, LLC included in this Current Report of Viper Energy, Inc. on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Viper Energy, Inc. on Forms S-3 ASR (File Nos. 333-282039 and 333-277668) and Form S-8, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 (File No. 333-196971).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
January 30, 2025